Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of NextTrip, Inc. of our report dated May 29, 2025, relating to our audit of the financial statements of NextTrip, Inc. as of and for the years ended February 28, 2025 and February 29, 2024. Our audit report includes an explanatory paragraph relating to NextTrip Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

July 29, 2025